Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated May 27, 2011, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tender of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Orthovita, Inc.

at

$3.85 Net Per Share

by

Owl Acquisition Corporation

an indirect wholly owned subsidiary of

Stryker Corporation

Owl Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Stryker Corporation, a Michigan corporation (“Stryker”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Orthovita, Inc., a Pennsylvania corporation (“Orthovita”), at a purchase price of $3.85 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”). Shareholders of record who tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 24, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 16, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Stryker, Purchaser and Orthovita. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Orthovita (the “Merger”), with Orthovita continuing as the surviving corporation and an indirect wholly owned subsidiary of Stryker. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by Orthovita or any wholly owned subsidiary of Orthovita or by Stryker or Purchaser, which Shares will be canceled and cease to exist or (ii) by shareholders who validly exercise dissenters rights under Pennsylvania law, if applicable, with respect to such Shares) will be canceled and converted into the right to receive $3.85 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The condition referred to as the “Minimum Condition” requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer represents at least a majority of the Shares outstanding on a fully-diluted basis (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of the guarantee). The condition referred to as the “Antitrust Condition” requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. The Offer also is subject to other conditions as described in the Offer to Purchase (together with the Minimum Condition and the Antitrust Condition, the “Offer Conditions”).

The Orthovita board of directors by a unanimous vote of those voting at a meeting at which all the directors of Orthovita were present (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of Orthovita and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Orthovita board of directors recommends, by the unanimous vote of the directors who voted, that Orthovita’s shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement.

The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Orthovita. The Offer, as the first step in the acquisition of Orthovita, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions to the obligations of Stryker and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as promptly as practicable. No dissenters rights are available to holders of Shares in connection with the Offer.

Under the Merger Agreement, Purchaser is required to extend the Offer beyond the initial Expiration Date: (i) on one or more occasions, in consecutive increments of up to ten business days each, up to and including November 16, 2011, until the Antitrust Condition is satisfied or waived by Purchaser or Stryker and (ii) on a single occasion for a ten business day period, if on any then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied, provided that Purchaser is not required to extend the Offer beyond November 16, 2011. Under the Merger Agreement, Purchaser may, in its sole discretion, extend the Offer (i) for any period required by any rules, regulation interpretation or position of the SEC or NASDAQ Stock Market applicable to the Offer and (ii) on one or more occasions in consecutive increments of up to ten business days each, for any period up to and including November 16, 2011, if, on any then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived in writing by Stryker and Purchaser. In addition, under the Merger Agreement, Purchaser may, in its sole discretion, increase the Offer Price and extend the Offer up to and including November 16, 2011, to the extent required by law in connection with such increase.

Stryker and Purchaser expressly reserve the right to waive, in their sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms and conditions of the Offer, except that Orthovita’s prior written consent is required for Stryker and Purchaser to (i) amend or waive the Minimum Condition, (ii) change the form of consideration payable in the Offer, (iii) decrease the Offer Price, (iv) decrease the number of Shares sought in the Offer, (v) impose conditions to the Offer that are in addition to the Offer Conditions, (vi) otherwise amend or modify the Offer in any manner materially adverse to holders of Shares or (vii) extend the Expiration Date of the Offer except as permitted under the Merger Agreement. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Under the Merger Agreement, Purchaser may, in its sole discretion, choose to provide for a subsequent offering period or one or more extensions thereof in accordance with Rule 14d-11 under the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered and not properly withdrawn pursuant to the Offer at least 80% of the then outstanding Shares (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee). The subsequent offering period, if included, will be an additional period of at least three business days, beginning on the next business day following the expiration of the Offer, during which shareholders may tender, but not withdraw, any of their remaining Shares and receive the Offer Price. If Purchaser includes a subsequent offering period, it will immediately accept and promptly pay for all Shares that were validly tendered and not properly withdrawn during the initial offering period. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

        For purposes of the Offer (including during any subsequent offering period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as summarized below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

In all cases (including during any subsequent offering period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) except in the case of Shares held in a book-entry/direct registration account maintained by Orthovita’s transfer agent (“DRS Account”) (and not through a financial institution that is a participant in the system of the Depository Trust Company (the “DTC”)), the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the DTC pursuant to the procedures described in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer or the tender of Shares from a DRS Account on a timely basis, such shareholder may tender such Shares pursuant to the Offer by following the procedures for guaranteed delivery, including delivery of a properly completed and duly executed notice of guaranteed delivery substantially in the form made available by Purchaser (the “Notice of Guaranteed Delivery”), described in Section 3 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 25, 2011, which is 60 days from the date of the commencement of the Offer. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares to be withdrawn were tendered from a DRS Account, the applicable notice of withdrawal must also specify the name and number of the DRS Account to be credited with such withdrawn Shares, and if Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as described in Section 3 of the Offer to Purchase the applicable notice of withdrawal must also specify the name and number of the account at DTC to be credited with such withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date or during the subsequent offering period, if any (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Orthovita has provided Purchaser with Orthovita’s shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other tender offer materials to holders of Shares. Copies of the Offer to Purchase and the Letter of Transmittal, in each case of May 27, 2011, will be mailed to record holders of Shares whose names appear on Orthovita’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should read both documents carefully and in their entirety before making a decision with respect to the Offer.

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Neither Stryker nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

May 27, 2011